Exhibit 99.2

For Immediate Release

For investor relations information, contact:	For trade press information, contact:
EFJ, Inc.	EFJohnson
Jim Stark, 972-819-0900	Kevin Nolan, 972-819-0710
e-mail: jstark@efji.com	e-mail: knolan@efjohnson.com

EFJ, Inc. Awarded $76 Million Order from DOD

EFJohnson to Provide Project 25 Compliant Radios

Irving, TX – December 11, 2006 – EFJ, Inc. (NASDAQ: EFJI) announced today that its EFJohnson subsidiary has received an order for $76 million from the US Department of Defense (DOD). The order calls for EFJohnson to provide the DOD with its Project 25 compliant portable radios and accessories.

“This order is a significant milestone for us as it is the single largest order received to date by the Company,” said Michael E. Jalbert, chairman and chief executive officer of EFJ, Inc. “We will supply the DOD with our encrypted Project 25 compliant portable radios, which will help them comply with the National Telecommunications and Information Administration (NTIA) narrowband mandate. These radios will be used to support both domestic and international initiatives. The DOD will take delivery of these radios throughout 2007. We are honored to help the DOD to fulfill their mission.”

About EFJohnson

EFJohnson is a leading provider of two way radios and communication systems for law enforcement, fire fighters, EMS, and the military. Founded in 1923, the company has a lengthy history of leadership in numerous communication industry standards initiatives and organizations and was one of the first developers of wireless communications products to be fully compliant with federal government Project 25 interoperability standards. EFJohnson offers a comprehensive portfolio of digital and analog radio communications solutions which assist in effectively and affordably managing the transition to digital P25 compliant systems. For more information, visit http://www.EFJohnson.com.

About EFJ, Inc.

EFJ, Inc. is the Irving, Texas based parent company to industry-leading secure wireless and private wireless solution businesses. EFJ, Inc. is home to 3e Technologies International, a leading provider of FIPS validated wireless data infrastructure and software with interoperable security; the EFJohnson Company, one of the first developers of Project 25 mobile communications products and solutions; and Transcrypt International, a leader in secure solutions to protect sensitive voice communications. For more information, visit http://www.efji.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, our expectations and the timing of revenues. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the progress of the 800 MHz reconfiguration program, the successful completion of this DOD contract, the percentage of backlog which is filled during a period, our reliance on third-party suppliers, the level of demand for the Company’s products and services, the timely procurement of necessary manufacturing components which meet our specifications, the timing of future product development, the actual operational expense experienced, dependence on continued funding of governmental agency programs, the Company’s ability to efficiently and cost effectively integrate and operate the acquired business of 3eTI, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2005 and its Form 10-Q for the period ended September 30, 2006. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

###